EXHIBIT 23.2

                    CONSENT OF KPMG PEAT MARWICK LLP


Board of Directors
First Fidelity Bancorporation

We consent to the incorporation by reference in this registration statement on Form S-8 of First Union Corporation of our report dated January 18, 1995, with respect to the consolidated statements of condition of First Fidelity Bancorporation and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of First Union Corporation dated June 30, 1994.

Our report contains an explanatory paragraph that states that First Fidelity Bancorporation changed its methods of accounting for income taxes, postretirement benefits other than pensions, postemployment benefits, and certain investments in debt and equity securities in 1993.


                                    KPMG PEAT MARWICK LLP

New York, New York
July 7, 1995